Exhibit 3.12

LIMITED LIABILITY COMPANY AGREEMENT

OF

FORMSPRAG LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is entered into as of June 14, 2002, by Ameridrives International, L.P., a Delaware limited partnership (“Ameridrives”), Warner Electric, Inc., a Delaware corporation (“Warner”), and any other persons or entities who shall in the future execute and deliver this Agreement pursuant to the provisions hereof shall hereinafter collectively be referred to as the “Members.”

WHEREAS, the Members have agreed to form a limited liability company under the name “Formsprag LLC” (the “LLC”), for the purposes hereinafter set forth, subject to the terms and conditions hereof, and has authorized A. Lynne Puckett as an authorized person to file a Certificate of Formation (the “Certificate”) to effect such formation pursuant to the provisions of the Delaware Limited Liability Company Act (the “Delaware LLC Act”). A Certificate of Formation (the “Certificate”), dated as of June 10, 2002 has been filed by A. Lynne Puckett as an authorized person to form a limited liability company under the name “Sprag LLC” pursuant to the provisions of the Delaware LLC Act and a Certificate of Amendment, dated as of June 14, 2002 (the “Amended Certificate”), has been filed by A. Lynne Puckett as an authorized person, to change the name of the LLC to “Formsprag LLC” pursuant to the provisions of the Delaware LLC Act; and

WHEREAS, by executing this Agreement, the Members hereby (i) ratify the formation of the LLC and the filing of the Certificate and the Amended Certificate, (ii) confirm and agree to the Members’ status as members of the LLC, and (iii) continue the existence of the LLC for the purposes hereinafter set forth, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

1.                                      CERTAIN DEFINITIONS

Unless the context otherwise specifies or requires, capitalized terms used herein shall have the respective meanings assigned thereto in Addendum I, attached hereto, and incorporated herein by reference, for all purposes of this Agreement (such definitions to be equally applicable to both the singular and the plural forms of the terms defined). Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Agreement.

2.                                      FORMATION; NAME; PLACE OF BUSINESS

2.1.                            Formation of LLC; Certificate of Formation

The Members of the LLC hereby:

2.1.1.                     approve and ratify the filing of the Certificate with the Recording Office on June 10, 2002;

2.1.2.                     approve and ratify the filing of the Amended Certificate with the Recording Office on June 14, 2002;

2.1.3.                     confirm and agree to status as Members of the LLC;

2.1.4.                     execute this Agreement for the purpose of establishing the rights, duties and relationship of the Members;

2.1.5.                     (i) agree that if the laws of any jurisdiction in which the LLC transacts business so require, the appropriate officers or other authorized representatives of the LLC shall file, or shall cause to be filed, with the appropriate office in that jurisdiction, any documents necessary for the LLC to qualify to transact business under such laws; and (ii) agree and obligate themselves to execute, acknowledge and cause to be filed for record, in the place or places and manner prescribed by law, any amendments to the Certificate as may be required, either by the Delaware LLC Act, by the laws of any jurisdiction in which the LLC transacts business or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation and operation of the LLC as a limited liability company under the Delaware LLC Act; and

2.1.6.                     represent and warrant that the Members are duly authorized to execute, deliver and perform their obligations under this Agreement and that the Persons, if any, executing this Agreement on behalf of the Members are duly authorized to do so and that this Agreement is binding on and enforceable against the Members in accordance with its terms.

2.2.                            Name of LLC

The name under which the LLC shall conduct its business is “Formsprag LLC”. The business of the LLC may be conducted under any other name permitted by the Delaware LLC Act that is deemed necessary or desirable by the Members, in their sole and absolute discretion. The Members or the appropriate officers or other authorized representatives of the LLC promptly shall execute, file and record, or cause to be executed, filed and recorded, any assumed or fictitious name certificates required by the laws of the State of Delaware or any state in which the LLC conducts business.

2.3.                            Place of Business

The location of the principal place of business of the LLC shall be 9211 Forest Hill Avenue, Suite 109, Richmond, Virginia 23235. The Members may hereafter change the principal place of business of the LLC to such other place or places within the United States as the Members may from time to time determine, provided that, if necessary, the Members shall amend, or shall cause to be amended, the Certificate in accordance with the applicable requirements of the Delaware LLC Act. The Members may establish and maintain such other offices and additional places of business of the LLC, either within or without the State of Delaware, as they deem appropriate.

2.4.                            Registered Office and Registered Agent

The street address of the initial registered office of the LLC shall be 9E Loockerman Street, Dover, Delaware 19901, and the LLC’s registered agent at such address shall be National Registered Agents, Inc. The registered office and the registered agent of the LLC may be changed by the Members from time to time in accordance with the then applicable provisions of the Delaware LLC Act and any other applicable laws.

3.                                      PURPOSES AND POWERS OF LLC

3.1.                            Purposes

The purposes of the LLC shall be to engage in any lawful business permitted by the Delaware LLC Act or laws of any jurisdiction in which the LLC may do business and to enter into any lawful transaction and engage in any lawful activities in furtherance of the foregoing purposes and as may be necessary, incidental or convenient to carry out the business of the LLC as contemplated by this Agreement.

3.2.                            Powers

Subject to all of the provisions of this Agreement, the LLC shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the LLC, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the LLC, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Delaware LLC Act.

4.                                      TERM OF LLC

The existence of the LLC commenced on the date upon which the Certificate was duly filed with the Recording Office and shall continue until dissolved and liquidated in accordance with the provisions of Section 10.

5.                                      CAPITAL

5.1.                            Capital Contributions, Percentage Interests and Units of Members

5.1.1.                Capital Contributions

Each of the Members shall make the Capital Contribution set forth opposite such Member’s name in Exhibit A attached hereto and such Capital Contribution shall be effective as of June 14, 2002. Exhibit A shall be amended from time to time by the Members to the extent necessary to reflect accurately Capital Contributions. Except as otherwise provided in the Delaware LLC Act, the Members shall not be required to make any Capital Contributions to the LLC other than as set forth in this Section 5.1.

5.1.2.                  Percentage Interests

Each Member shall own an LLC Interest representing the Percentage Interest in the LLC as set forth opposite such Member’s name in Exhibit A.

5.1.3.                  Units

The membership interests in the LLC shall be divided into Units of Interest in the LLC (a “Unit”). Each Unit shall be identical in all respects with any other Unit, and shall represent the Member’s proportionate share in the net assets of the LLC. At the inception of the LLC, the value of each Unit shall be deemed to be ten dollars ($10.00) and, thereafter, the value of each Unit shall be determined by dividing the net value of the assets of the LLC in U.S. dollars as of such Valuation Date (the “Net Asset Value”), by the number of Units outstanding on such Valuation Date. For purposes of such valuation, the net value of the assets of the LLC shall equal the aggregate value of the assets of the LLC less the accrued liabilities incurred by or attributable to the LLC.

5.2.                            Capital Accounts

A separate Capital Account shall be established and maintained for each Member in all events in accordance with the Tax Allocations Addendum attached hereto as Addendum II and by this reference incorporated herein.

5.3.                            Negative Capital Accounts

Except to the extent the Members are required or elect to make contributions to the capital of the LLC under Section 5.1, no Member shall be required to pay to the LLC or to any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.

5.4.                            No Interest on Capital Contributions or Capital Accounts

No Member shall be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance.

5.5.                            Advances to LLC

Members may advance funds to the LLC in excess of the amounts required hereunder to be contributed by them to the capital of the LLC only with the consent of the Members. Any such approved advances by a Member shall not result in any increase in the amount of such Member’s Capital Account or entitle it to any increase in the Percentage Interest represented by such Member’s LLC Interest. The amounts of such advances shall be a debt of the LLC to such Member and shall be payable or collectible only out of the LLC Assets in accordance with terms and conditions agreed upon by the Members.

5.6.                            Liability of Members

Except as otherwise provided in the Delaware LLC Act, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and none of the Members shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Member. The failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Delaware LLC Act or this Agreement shall not be grounds for imposing personal liability on any Member for liabilities of the LLC.

5.7.                            Return of Capital

Except upon the dissolution of the LLC or as may be specifically provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the LLC.

6.                                      ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

6.1.                            Allocation of Net Income or Net Loss

The Net Income or Net Loss, other items of income, gains, losses, deductions and credits, and the taxable income, gains, losses, deductions, and credits of the LLC, if any, for each Fiscal Year (or portion thereof) shall be allocated to the Members as provided in the Tax Allocations Addendum.

6.2.                            Allocation of Income and Loss With Respect to LLC Interests Transferred

If any LLC Interest is transferred during any Fiscal Year, the Net Income or Net Loss (and other items referred to in Section 6.1) attributable to such LLC Interest for such Fiscal Year shall be allocated between the transferor and the transferee based on the number of days during such Fiscal Year for which each party was the owner of the LLC Interest transferred.

6.3.                            Distributions

6.3.1.                  Determination of Availability

Cash available or property available to be distributed in-kind by the LLC to the Members (“Distributions”) shall be determined for each Fiscal Year by the Members and shall be distributed to the Members in proportion to their Percentage Interests.

6.3.2.                  Distribution to Members

Distributions shall be distributed at least annually within seventy-five (75) days after the end of each Fiscal Year. Distributions also may be distributed, in the discretion of the Members, after retention of appropriate reserves, at other times during any Fiscal Year in anticipation of the year-end determination thereof, and such Distributions shall be subject to year-end adjustment. The Members agree that, within thirty (30) days after determination by the LLC that an overpayment was made to any Member for any Fiscal Year pursuant to this Section 6.3, such Member shall repay the overpayment unless the Members otherwise agree to allow such overpayment to be a credit against future Distributions, or make such other adjustments as the Members determine to be appropriate to remedy such overpayment.

7.                                      MANAGEMENT

7.1.                            Meetings and Actions

7.1.1.                  Meetings

The Members may meet at least once each Fiscal Year at such place and time and on such date as may be fixed by the Members. Special meetings of the Members may be called by the President and shall be called by the President or Secretary upon the request of 75% (seventy five percent) of the Members upon ten (10) days’ notice to all Members in writing or by telephone or facsimile transmission. Meetings of the Members may be held by conference telephone or other communications equipment by means of which all participating Members can hear each other during the meeting.

7.1.2.                  Quorum

No action may be taken at a meeting of Members unless a quorum consisting of at least a Majority of the Members present.

7.1.3.                  Action by Written Consent

Any action which may be taken by the Members, or by any class of Members, under this Agreement may be taken without a meeting if consents in writing setting forth the action so taken are signed by Members who own LLC Interests having voting power to cast not less than the minimum number of votes necessary for such action to be taken by the Members, or such class of Members. All Members who do not participate in taking the action by written consent shall be given written notice thereof by the Secretary of the LLC promptly after such action has been taken.

7.1.4.                  Voting Rights; Required Vote

Each Member shall be entitled to vote the Percentage Interest represented by such Member’s LLC Interest with respect to any action required or permitted to be taken by the Members under this Agreement. Except as otherwise expressly provided in this Agreement, any action required or permitted to be taken by the Members must be approved by the affirmative vote of a Majority of the Members entitled to vote thereon.

7.1.5.                  Waivers of Notice

Whenever the giving of any notice to Members is required by statute or this Agreement, a waiver thereof, in writing and delivered to the LLC signed by the Person or Persons entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice.

Attendance of a Member at a meeting or execution of a written consent to any action shall constitute a waiver of notice of such meeting or action.

7.2.                            Management by Members

The Members, exclusively in their membership capacity (acting on behalf of the LLC), shall have the right, power and authority, to manage, operate and control the business and affairs of the LLC and to do or cause to be done any and all acts, at the expense of the LLC, deemed by the Members to be necessary or appropriate to effectuate the purposes of the LLC, including without limitation the right, power and authority on behalf of the LLC:

(i)                                     to develop, review and approve annual budgets, policies, operating guidelines and other key operational items for the LLC;

(ii)                                  to elect officers of the LLC in accordance with Section 7.3;

(iii)                               to arrange for such personnel as may be necessary or convenient to carry out the business and affairs of the LLC;

(iv)                              to establish such reasonable cash reserves to provide for anticipated expenses of the LLC as the Members determine to be necessary for timely payment of such expenses; and

(v)                                 to direct the President or any other duly appointed officer of the LLC to make, execute, assign, acknowledge and file on behalf of the LLC any and all documents or instruments of any kind which the Members may deem necessary or appropriate in carrying out the business and affairs of the LLC (and the signature of any Member shall be sufficient to evidence the taking of any such action by the Members), including, without limitation, powers of attorney, agreements of indemnification, documents or instruments of any kind or character, and amendments thereto (and no person, firm or corporation dealing with the Members shall be required to determine or inquire into the authority or power of the Members to bind the LLC or to execute, acknowledge or deliver any and all documents in connection therewith).

7.3.                            Officers

7.3.1.                  Number, Election and Term of Office

The officers of the LLC shall be a President, Vice President(s), a Treasurer and a Secretary, and may at the discretion of the Members include additional Vice Presidents, and one or more Assistant Secretaries and other officers. The initial officers shall be John A. Young, President; William Flexon, Vice

President; Thomas M. O’Brien, Secretary; and Scott Faison, Treasurer, who shall hold these offices until their successors are duly elected and qualified. The officers of the LLC subsequently shall be elected annually by the Members at the first meeting of Members held during each Fiscal Year and shall hold their respective offices until their successors are duly elected and have qualified or until their earlier death, resignation or removal. Except as otherwise provided by law, any number of offices may be held by the same person.

7.3.2.                  President

Subject to the direction of the Members, the President (i) shall be the chief operating officer of the LLC, (ii) shall have full responsibility and authority for management of the day-to-day operations of the LLC and (iii) may execute agreements and contracts on behalf of the LLC.

7.3.3.                  Treasurer

The Treasurer shall have charge of the funds of the LLC. The Treasurer shall keep full and accurate accounts of all receipts and disbursements of the LLC in books belonging to the LLC and shall deposit all monies and other valuable effects in the name and to the credit of the LLC in such depositories as may be designated by the Members. The Treasurer shall disburse the funds of the LLC as may be ordered by the Members, and shall render to the Members, whenever they may require it, an account of all his or her transactions as Treasurer and an account of the business and financial position of the LLC.

7.3.4.                  Secretary

The Secretary, at the direction of the Members, shall prepare and distribute to the Members an agenda in advance of each meeting and shall prepare and distribute promptly to each Member written minutes of all meetings of the Members. The Secretary shall also be responsible for preparing and distributing to the Members any notices received by the LLC or otherwise called for by this Agreement to be given by the LLC.

7.3.5.                  Vice President

The Members may appoint one or more Vice Presidents of the LLC. Each Vice President shall perform such duties as the Members shall require of such Vice President. The Vice Presidents (in the order of their election) shall, during the absence or incapacity of the President, assume and perform the duties of the President. Each Vice President may execute agreements and contracts on behalf of the LLC.

7.3.6.                  Assistant Secretary

The Members may appoint one or more Assistant Secretaries of the LLC. Each Assistant Secretary shall perform such duties as Members shall require of such Assistant Secretary.  The Assistant Secretaries (in the order of their election) shall, during the absence or incapacity of the Secretary, assume and perform all functions and duties which the Secretary might lawfully do if present and not under any incapacity.

7.3.7.                  Other Officers

The Members may appoint such other officers and agents of the LLC as the Members shall deem necessary or appropriate to carry out the business of the LLC upon such terms and conditions the Members may determine. Any such officer shall hold his or her respective office for the term specified by the Members unless earlier removed by the Members.

7.3.8.                  Resignation

Any officer or agent of the LLC may resign at any time by giving written notice to the Members or to the President or the Secretary of the LLC. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

7.3.9.                  Removal; Vacancies; Transfer of Duties

Any officer or agent of the LLC may be removed from office, with or without cause, by the Members at a meeting called for that purpose. Any vacancy in the office of President, Treasurer or Secretary for any reason shall be filled by a person designated by the Members for the unexpired term of the vacant office. The Members in their sole and absolute discretion may transfer the power and duties, in whole or in part, of any officer to any other officer, or persons, notwithstanding the provisions of this Agreement, except as otherwise provided by the laws of the State of Delaware.

7.3.10.           Compensation

The officers of the LLC shall be entitled to such salary or other compensation as the Members shall determine.

7.3.11.           Third Party Reliance

Third parties dealing with the LLC shall be entitled to rely conclusively upon the power and authority of the officers of the LLC as set forth herein.

7.4.                            Fiduciary Relationship

No Member shall be liable to the LLC or the other Members for monetary damages for breach of fiduciary duty as a Member or otherwise liable, responsible or accountable to the LLC or its Members for monetary damages or otherwise for any acts performed, or for any failure to act; provided; however, that this provision shall not eliminate or limit the liability of a Member (i) for any breach of the Member’s duty of loyalty to the LLC or its other Members, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Member received any improper personal benefit.

7.5.                            Reimbursement

Notwithstanding anything to the contrary in this Agreement, the Members shall be entitled to reimbursement from the LLC for the following expenses incurred by them which are attributable to the organization, operation and management of the LLC, only as approved by the President or Vice President(s).

7.6.                            Other Activities of Members or Affiliates

Any Member or any Affiliate thereof may have other business interests and may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created. No Member or Affiliate thereof shall incur any liability to the LLC as a result of such Member’s or Affiliate’s pursuit of such other business interests, ventures and competitive activity, and neither the LLC nor the other Members shall have any right to participate in such other business ventures or to receive or share in any income or profits derived therefrom.

7.7.                            Certain Transactions

Subject to Section 5.5, the LLC is expressly permitted in the normal course of its business to enter into transactions with any or all Members or with any Affiliate of any or all Members provided that the price and other terms of such transactions are fair to the LLC and that the price and other terms of such transactions are not less favorable to the LLC than those generally prevailing with respect to comparable transactions between unrelated parties.

7.8.                            Indemnification of the Members, Officers and any Affiliates

7.8.1                        The LLC shall indemnify and hold harmless any Member and any officer, or Affiliate thereof (individually, in each case, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the LLC, regardless of whether the Indemnitee continues to be a Member, officer, director, or Affiliate thereof at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee (i) for any breach of the Indemnitee’s duty of loyalty to the LLC or its Members, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Indemnitee received any improper personal benefit.

7.8.2.                     Expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Section 7.8 shall, from time to time, upon request by the Indemnitee be advanced by the LLC prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the LLC of an undertaking by or on behalf of the Indemnitee to repay such amount, if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this Section 7.8.

7.8.3.                     The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Members, as a matter of law or equity, or otherwise, both as to an action in the Indemnitee’s capacity as a Member, officer or Affiliate thereof, and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

7.8.4.                     The LLC may purchase and maintain insurance on behalf of the Members and such other Persons as the Members shall determine against any liability that may be asserted against or expense that may be incurred by such Persons in connection with the offering of interests in the LLC or the business or activities of the LLC, regardless of whether the LLC would have the power to indemnify such Persons against such liability under the provisions of this Agreement.

7.8.5.                     An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 or otherwise by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Agreement.

7.8.6.                     The provisions of this Section 7.8 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

8.                                      BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; TAXES; FISCAL YEAR

8.1.                            Bank Accounts

All funds of the LLC shall be deposited in its name in such checking and savings accounts, time deposits or certificates of deposit, or other accounts at such banks as shall be designated by the Members from time to time, and the Members shall arrange for the appropriate conduct of such account or accounts.

8.2.                            Books and Records

The Members shall keep, or cause to be kept, accurate, full and complete books and accounts showing assets, liabilities, income, operations, transactions and the financial condition of the LLC. Such books and accounts shall be prepared on the accrual basis of accounting. Any Member, or its respective designee, shall have access thereto at any reasonable time during regular business hours and shall have the right to copy said records at its expense.

8.3.                            Financial Statements and Information

8.3.1.                     All financial statements prepared pursuant to this Section 8.3 shall present fairly the financial position and operating results of the LLC and shall be prepared in accordance with generally accepted accounting principles on the accrual basis as provided in Section 8.2 for each Fiscal Year of the LLC during the term of this Agreement.

8.3.2.                     Within thirty (30) days after the end of each quarterly period (the “Fiscal Quarter”) of each Fiscal Year, commencing with the first full Fiscal Quarter after the date of this Agreement, the President shall prepare and submit or cause to be prepared and submitted to the Members an unaudited statement of profit and loss for the LLC for such Fiscal Quarter and an unaudited balance sheet of the LLC dated as of the end of such Fiscal Quarter, in each case prepared in accordance with generally accepted accounting principles consistently applied (subject to normal year-end adjustments).

8.3.3.                     Within sixty (60) days after the end of each Fiscal Year during the term of this Agreement, the President shall prepare and submit or cause to be prepared and submitted to the Members (i) an unaudited balance sheet, together with unaudited statements of profit and loss, Members’ equity and changes in financial position for the LLC during such Fiscal Year; (ii) a report of the activities of the LLC during the Fiscal Year; (iii) a report summarizing the fees and other remuneration paid by the LLC for such Fiscal Year to the Members and any Affiliates thereof; and (iv) an unaudited statement showing any amounts distributed to the Members in respect of such Fiscal Year.

8.3.4                        The President shall provide to the Members such other reports and information concerning the business and affairs of the LLC as may be required by the Delaware LLC Act or by any other law or regulation of any regulatory body applicable to the LLC.

8.4.                            Accounting Decisions

All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the President.

8.5.                            Where Maintained

The books, accounts and records of the LLC at all times shall be maintained at the LLC’s principal office or such other office or offices as the President shall determine.

8.6.                            Tax Returns; Tax Matters Partner

8.6.1.                     The President shall, at the expense of the LLC, cause to be prepared and delivered to the Members, in a timely fashion after the end of each Fiscal Year, copies of all federal and state income tax returns for the LLC for such Fiscal Year, one copy of which shall be timely filed with the appropriate tax authorities. Such returns shall accurately reflect the results of operations of the LLC for such Fiscal Year.

8.6.2.                     The Members shall appoint a Member as the “tax matters partner” (as defined in the Code) of the LLC who is authorized and required to represent the LLC (at the expense of the LLC) in connection with all examinations of the affairs of the LLC by any federal, state, or local tax authorities including any resulting administrative and judicial proceedings, and to expend funds of the LLC for professional services and costs associated therewith. The “tax matters partner” shall keep all Members fully informed of the progress of any such examination, audit or other proceeding, and any Member with a Percentage Interest of at least 10% (and any person that was a Member with a Percentage Interest of at least 10% in the year to which such examination, audit or other proceeding relates) shall have the right to participate in such examination, audit or other proceeding. Each Member and former Member agrees to cooperate with the “tax matters partner” and to do or refrain from doing any or all things reasonably required by the President in connection with the conduct of such proceedings.

8.7.                            Fiscal Year

The fiscal year of the LLC for financial, accounting, Federal, state and local income tax purposes shall initially end on December 31 (the “Fiscal Year”).  The Members shall have authority to change the beginning and ending dates of the Fiscal Year if the Members deem such change to be necessary or appropriate to the business of the LLC.

9.                                      TRANSFER AND CONVERSION OF LLC INTERESTS AND THE ADDITION, SUBSTITUTION AND WITHDRAWAL OF MEMBERS

9.1.                            Transfer of LLC Interests

9.1.1.                     The term “transfer”, when used in this Section 9 with respect to an LLC Interest, shall include any sale, assignment, gift, pledge, hypothecation, mortgage, exchange, or other disposition, except that such term shall not include any pledge, mortgage or hypothecation of or granting of a security interest in an LLC Interest in connection with any financing obtained on behalf of the LLC or any pledge, mortgage or hypothecation of or granting of a security interest in an LLC Interest between Members.

9.1.2.                     No LLC Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in Section 9.2. Any transfer or purported transfer of any LLC Interest not made in accordance with Section 9.2 shall be void ab initio.

9.2.         Restrictions on Transfers

9.2.1.                     No Member may transfer all or any portion of its LLC Interest without the express written consent of the other Members, provided, however, an LLC Interest may be transferred, in whole or in part, by any Member to an Affiliate of such Member. Without any further action by the assignor, Member or assignee of the LLC Interest, the assignee of the Member’s LLC Interest shall be admitted as a Member of the Company and thereafter be deemed a Member for all purposes under this Agreement, and the assignor, if it has assigned all of its LLC Interest in the Company, shall be withdrawn as a Member of the Company shall have no further powers, rights, and privileges as a Member hereunder except as provided in Section 7.8 and Section 8.6.2.

9.2.2.                     The LLC, each Member, the officers and any other person or persons having business with the LLC need deal only with Members who are admitted as Members or as substituted Members of the LLC, and they shall not be required to deal with any other person by reason of transfer by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement.

In the absence of the substitution (as provided herein) of a Member for a transferring or a deceased Member, any payment to a Member or to a Member’s executors or administrators shall acquit the LLC of all liability to any other persons who may be interested in such payment by reason of an assignment by, or the death of, such Member.

9.3.                               No Right to Withdraw

No Member shall have any right to resign, retire or otherwise withdraw from the LLC without the express prior approval of all of the other Members.

10.                               DISSOLUTION AND LIQUIDATION

10.1.                     Events Causing Dissolution

Subject to the provisions of Section 10.2 below, LLC shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

10.1.1.               The consent in writing to dissolve and wind up the affairs of the LLC by all of the Members;

10.1.2.               The sale or other disposition by the LLC of all or substantially all of the LLC Assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the LLC under any promissory notes or other evidences of indebtedness taken by the LLC (unless the Members shall elect to distribute such indebtedness to the Members in liquidation), and the satisfaction of contingent liabilities of the LLC in connection with such sale or other disposition; or

10.1.3.               The occurrence of any other event that, under the Delaware LLC Act, would cause the dissolution of the LLC or that would make it unlawful for the business of the LLC to be continued.

10.2.                     Right to Continue Business of LLC

Upon an event described in Section 10.1.3., the LLC thereafter shall be dissolved and liquidated unless, within 90 days after the event described in any of such Sections, an election to continue the business of the LLC shall be made in writing by the remaining Members holding a majority of the LLC Interests held by the remaining Members; provided, however, that no such election may be made in the case of an event described in Section 10.1.3. that makes it unlawful for the business of the LLC to be continued. If such an election to continue the LLC is made, then the LLC shall continue until another event causing dissolution in accordance with this Section 10 shall occur.

10.3.                     Cancellation of Certificate

Upon the dissolution and completion of winding up of the LLC, the Certificate shall be canceled in accordance with the provisions of Section 18-203 of the Delaware LLC Act and a Member (or any other person or entity responsible for winding up the affairs of the LLC) shall promptly notify the Members of such dissolution.

10.4.                     Distributions Upon Dissolution

10.4.1.               Upon the dissolution of the LLC, the President (or any other person or entity responsible for winding up the affairs of the LLC) shall proceed without any unnecessary delay to sell or otherwise liquidate the LLC Assets and pay or make due provision for the payment of all debts, liabilities and obligations of the LLC.

10.4.2.               The President (or any other person or entity responsible for winding up the affairs of the LLC) shall distribute the net liquidation proceeds and any other liquid assets of the LLC after the payment of all debts, liabilities and obligations of the LLC (including, without limitation, all amounts owing to a Member under this Agreement or under any agreement between the LLC and a Member entered into by the Member other than in its capacity as a Member in the LLC), the payment of expenses of liquidation of the LLC, and the establishment of a reasonable reserve in an amount estimated by the President to be sufficient to pay any amounts reasonably anticipated to be required to be paid by the LLC, which shall be distributed to the Members first, pro rata, in proportion to the positive balances, if any, in their respective Capital Accounts until such Capital Accounts are reduced to zero amounts, and, second, the remaining LLC Assets, if any, shall be distributed to the Members, pro rata, in accordance with their respective Percentage Interests.

10.5.                     Reasonable Time for Winding Up

A reasonable time shall be allowed for the orderly winding up of the business and affairs of the LLC and the liquidation of its assets pursuant to Section 10.4 in order to minimize any losses otherwise attendant upon such a winding up.

11.                               MISCELLANEOUS PROVISIONS

11.1.                     Compliance with Delaware LLC Act

Each Member agrees not to take any action or fail to take any action which, considered alone or in the aggregate with other actions or events, would result in the termination of the LLC under the Delaware LLC Act.

11.2.                     Additional Actions and Documents

Each of the Members hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of the transactions contemplated by this Agreement.

11.3.                     Notices

All notices, demands, requests or other communications which may be or are required to be given, served, or sent by a Member pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, delivered via nationally recognized overnight courier or transmitted by telegram, telex or facsimile transmission, addressed as:

(i)                                     If to Ameridrives International, L.P.:

American Enterprises MPT Corp.
9211 Forest Hill Avenue
Suite 109
Richmond, VA 23235
Facsimile: (804) 560-4076

with a copy (which shall not
constitute notice) to:

Thomas M. O’Brien
Colfax Corporation
997 Lenox Drive
Suite 111
Lawrenceville, New Jersey 08648
Facsimile: (609) 896-7633

and

Hogan & Hartson LLP
111 South Calvert Street
Suite 1600
Baltimore, MD 21202-6191
Attention: Michael J. Silver
Facsimile: (410) 539-6981

(ii)                                  If to Warner Electric, Inc.:

Warner Electric, Inc.
9211 Forest Hill Avenue
Suite 109
Richmond, VA 23235
Facsimile: (804) 560-4076

with a copy (which shall not
constitute notice) to:

Thomas M. O’Brien
Colfax Corporation
997 Lenox Drive
Suite 111
Lawrenceville, New Jersey 08648
Facsimile: (609) 896-7633

and

Hogan & Hartson LLP
111 South Calvert Street
Suite 1600

Baltimore, MD 21202-6191
Attention: Michael J. Silver
Facsimile: (410) 539-6981

Each Member may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given; served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with an affidavit of personal delivery, the return receipt, the delivery receipt, or (with respect to a facsimile) the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.4.                     Severability

The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

11.5.                     Survival

It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

11.6.                     Waivers

Neither the waiver by the LLC or a Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of the LLC or a Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder.

11.7.                     Exercise of Rights

No failure or delay on the part of a Member or the LLC in exercising any right, power or privilege hereunder and no course of dealing between the Members or between a Member and the LLC shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Member or the LLC would otherwise have at law or in equity or otherwise.

11.8.                     Binding Effect

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective heirs, devises, executors, administrators, legal representatives, successors and assigns.

11.9.                     Limitation on Benefits of this Agreement

Subject to Section 7.8 and Section 8.6(b), it is the explicit intention of the Members that no person or entity other than the Members and the LLC is or shall be entitled to bring any action to enforce any provision of this Agreement against any Member or the LLC, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Members (or their respective successors and assigns as permitted hereunder), and the LLC.

11.10.              Amendment Procedure

Amendments to Exhibit A to reflect actions taken pursuant to Section 5.2 and Section 5.3 may be made by the President. Any other amendment or modification to this Agreement may be made only upon the written consent of all Members.

11.11.              Entire Agreement

This Agreement (including the Schedules hereto) contains the entire agreement between the Members with respect to the matters contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.

11.12.              Pronouns

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

11.13.              Headings

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

11.14.              Governing Law

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

11.15.              Execution in Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement, or has caused this Limited Liability Company Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

Ameridrives International, L.P.

By:	American Enterprises MPT Corp.
Its General Partner

By:	/s/ Thomas M. O’Brien
Name: Thomas M. O’Brien
Title: Sr. V. P.

Warner Electric, Inc.

By:	/s/ Thomas M. O’Brien
Name: Thomas M. O’Brien
Title: Sr. V. P.

Exhibit A

Name	Percentage of Interest	Capital Contribution	Number of Units Issued

Ameridrives International, L.P.	70%	$6,030,000	603,000

Warner Electric, Inc.	30%	$2,584,286	258,429

FIRST AMENDMENT TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

FORMSPRAG, LLC

THIS FIRST AMENDMENT (the “Amendment) to the Limited Liability Company Agreement (the “Agreement”) of Formsprag LLC, a Delaware limited liability company (the “LLC”), dated as of June 14, 2002 is entered into as of June 30, 2004, by Ameridrives International, L.P., a Delaware limited partnership (“Ameridrives”), and Warner Electric, Inc., a Delaware corporation (“Warner” and together with Ameridrives, the “Members”).

WHEREAS, the Members desire to amend the Agreement as set forth herein and the Members desire to reaffirm Exhibit A of the Agreement, in the form attached hereto as Exhibit A (the “Exhibit A”).

NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereafter set forth, it is agreement as follows:

1.                                       The first sentence of Subsection 5.1.3 of the Agreement is hereby deleted and replaced in its entirety with the following:

“The member interests in the LLC shall be divided into Units of Interest in the LLC (a “Unit”) and such Units shall be securities governed by Article 8 of the Delaware Uniform Commercial Code.”

2.                                       The Members hereby ratify and reaffirm Exhibit A to the Agreement.

IN WITNESS WHEREOF, the Member has caused this Limited Liability Company Agreement to be duly executed on its behalf as of June 30, 2004.

AMERIDRIVES INTERNATIONAL, L.P.

By:	/s/ Thomas M. O’Brien
Name: Thomas M. O’Brien
Title: Senior Vice President, General
Counsel and Secretary

WARNER ELECTRIC, INC.

By:	/s/ Thomas M. O’Brien
Name: Thomas M. O’Brien
Title: Senior Vice President, General
Counsel and Secretary

2

Exhibit A

Name	Percentage of Interest	Capital Contribution	Number of Units Issued

Ameridrives International, L.P.	30%	$6,699,000	258,429

Warner Electric, Inc.	70%	$15,631,000	603,000

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